Exhibit 5.1

[Letterhead of William Schwind, Jr.]

May 16, 2007

Marathon Oil Corporation

5555 San Felipe

Houston, Texas 77056

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary of Marathon Oil Corporation, a Delaware corporation (the “Company”), and I, or attorneys under my supervision, have served as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission (the  “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of  a Registration Statement on Form S-8 (the “Registration Statement”) relating to registration under the Securities Act to up to 17,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company issuable in connection with the Marathon Oil Corporation 2007 Incentive Compensation Plan (the “Plan”).

I have examined, or caused those acting under my supervision to examine, (i) the Company’s Restated Certificate of Incorporation and the By-laws, each as amended to date, the Plan and resolutions of the Board of Directors of the Company relating, among other things, to the Plan and (ii) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereafter expressed.   In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that in the case of Shares originally issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award by the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and authorized committee thereof as provided therein, and, in the case of stock options, the exercise price thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

I am a member of the Texas Bar and the opinion set forth above is limited in all respects to the laws of the State of Texas and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ William F. Schwind, Jr.
William F. Schwind, Jr.
Vice President, General Counsel and Secretary